EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-132103, 333-132095, and No. 333-126071 and Form S-8 No. 333-64794 and No. 333-15625) of National Retail Properties, Inc. and subsidiaries of our reports dated February 13, 2007, with respect to the consolidated financial statements and schedules of National Retail Properties, Inc. and subsidiaries, National Retail Properties, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of National Retail Properties, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

February 13, 2007	/s/ Ernst & Young LLP
Miami, Florida	Certified Public Accountants